Exhibit 12


                       RATIO OF EARNINGS TO FIXED CHARGES



                       Thirty-Nine Weeks Ended                    Fiscal Year Ended
                     ---------------------------   -----------------------------------------------
                     February 24,   February 25,   May 27,   May 28,   May 30,   May 31,   May 25,
                        2002            2001        2001      2000      1999      1998      1997
                     ---------------------------   -----------------------------------------------
Ratio of Earnings
  to Fixed Charges      3.09            5.32        5.29      6.25      6.67      5.63      6.54

For purposes of computing the ratio of earnings to fixed charges, earnings represent pretax income from continuing operations, plus pretax earnings or losses of joint ventures plus fixed charges (net of capitalized interest). Fixed charges represent interest (whether expensed or capitalized) and one-third (the proportion deemed representative of the interest factor) of rents of continuing operations.


                                    Page 23